NEWS

FOR IMMEDIATE RELEASE	CONTACTS
August 8, 2013	Richard Eisenberg
(Investor Inquiries)

Chris Bohanon
(Media Inquiries)

202-872-7700

Farmer Mac Reports Second Quarter 2013 Results
Outstanding Business Volume Grows 11% Year-over-Year
Washington, DC - The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced its second quarter 2013 results, which included portfolio growth, the continuation of good credit quality, and increases in core earnings and GAAP net income. Farmer Mac's second quarter 2013 core earnings, a non-GAAP measure, were $16.5 million ($1.48 per diluted common share), compared to $12.9 million ($1.17 per diluted common share) for second quarter 2012. Core earnings benefited from credit-related gains of $0.7 million ($0.5 million after tax), a gain of $3.1 million (offset by capital loss carryforwards) on the sale of an investment security, and gains on the sale of real estate owned (REO) of $1.1 million ($0.7 million after tax).
Farmer Mac's GAAP net income attributable to common stockholders for second quarter 2013 was $27.7 million ($2.48 per diluted common share), compared to a loss of $4.3 million ($0.41 per diluted common share) for the same period in 2012. The GAAP net loss in second quarter 2012 and the significant increase in GAAP net income in second quarter 2013 were almost entirely attributable to the effects of fair value changes on financial derivatives and hedged assets. Because Farmer Mac's financial derivatives were not designated in hedge relationships for accounting purposes prior to third quarter 2012, changes in the fair values of those instruments were recorded in earnings without offsetting fair value adjustments on the corresponding hedged items being recorded in earnings as well. For the three months ended June 30, 2013, Farmer Mac recorded unrealized fair value gains on financial derivatives and hedging activities of $17.0 million ($11.0 million after tax), compared to unrealized losses of $21.6 million ($14.0 million after tax) for the three months ended June 30, 2012. Because Farmer Mac expects its fair value hedge relationships to remain highly effective through maturity, a substantial portion of the volatility caused from changes in the fair values of financial derivatives is expected to be reduced in future periods, especially once comparisons are no longer made to periods before the adoption of hedge accounting.
Outstanding business volume grew to a new high of $13.6 billion as of June 30, 2013, compared to $13.0 billion as of December 31, 2012 and $12.3 billion as of June 30, 2012. New business volume for second quarter 2013 was $646.8 million, including purchases of $200.0 million in AgVantage securities and $226.1 million of newly originated Farm & Ranch loans.
"Farmer Mac's outstanding business volume increased for the seventh straight quarter, as we added a net $158 million on $647 million of new business, driven by double-digit growth in Farm & Ranch loan purchases," stated Farmer Mac's President and Chief Executive Officer Timothy Buzby.  "Core earnings also rose due to strong credit performance and some realized gains we earned this quarter.  Despite a general market environment that has seen spread compression and some recent rate volatility, our diversified portfolio of business is performing well, providing attractive growth opportunities, high quality credit, and an increasing base of retained earnings.  We continue to provide outstanding service to borrowers and lenders across rural America and are proud of the results we have been able to achieve for our shareholders."

Business Results
     For second quarter 2013, Farmer Mac's net effective interest spread was $26.1 million (87 basis points), compared to $27.2 million (99 basis points) for second quarter 2012. The decrease in net effective spread was due to lower rates on loans, Farmer Mac Guaranteed Securities, and USDA Guaranteed Securities, combined with short-term funding rates that did not decline during the first six months of 2013 compared to 2012. Advantageous short-term funding levels relative to LIBOR available to Farmer Mac in late 2011 and early 2012 returned to levels more consistent with historical averages in first quarter 2013 and remained stable through second quarter 2013, which contributed to some of this spread compression. The decrease in net effective spread dollars was partially offset by increased amounts of interest-earning assets held on balance sheet. Net effective spread by business segment for second quarter 2013 was $16.3 million (130 basis points) for Farm & Ranch, $2.7 million (68 basis points) for USDA Guarantees, $3.0 million (46 basis points) for Rural Utilities, and $4.0 million (58 basis points) for Corporate investment activity. Notably, net effective spread for Farm & Ranch grew $276 thousand in second quarter 2013 over first quarter 2013, as $172.4 million net growth in loan volume outweighed an overall 2 basis point contraction in spread.
Farmer Mac's guarantee and commitment fees, which compensate Farmer Mac for assuming the credit risk on loans underlying Farmer Mac Guaranteed Securities and long-term standby purchase commitments (LTSPCs), were $6.8 million for second quarter 2013, compared to $6.1 million for second quarter 2012.
Business Volume
Farmer Mac added $646.8 million of new business volume during second quarter 2013, with contributions across business lines and products. Specifically, Farmer Mac:

•	purchased $226.1 million of newly originated Farm & Ranch loans;

•	added $99.5 million of Farm & Ranch loans under LTSPCs;

•	purchased $200.0 million of Farm & Ranch AgVantage securities;

•	purchased $110.9 million of USDA Guaranteed Securities; and

•	purchased $10.2 million of Rural Utilities loans.
Farmer Mac's outstanding business volume was $13.6 billion as of June 30, 2013, an increase of $580.3 million from December 31, 2012, as new volume exceeded maturities and principal paydowns on existing business volume. Demand has continued to remain strong for Farmer Mac's longer-term, fixed-rate loan products in the Farm & Ranch line of business, which drove a 56% increase in Farm & Ranch loan purchases in second quarter 2013 compared to second quarter 2012. Farmer Mac believes that the trend toward longer-term mortgage financing by farmland owners will continue, driven by expectations for increasing rates in the future, and that demand for Farmer Mac's secondary market tools will also increase as rural lenders make more loans and adapt to the changing regulatory environment, which could require more liquidity and capital. Principal paydowns and maturities in second quarter 2013 included $200 million related to Farm & Ranch AgVantage securities.
Credit Quality
The loans in Farmer Mac's three lines of business continued to perform well during second quarter 2013. In the Farm & Ranch portfolio, 90-day delinquencies were $33.9 million (0.69 percent of the non-AgVantage Farm & Ranch portfolio) as of June 30, 2013, compared to $33.3 million (0.70 percent) as of December 31, 2012 and $47.0 million (1.07 percent) as of June 30, 2012. The delinquencies are almost unchanged from year-end, which is consistent with the periodic payment dates of most of the loans in the Farm & Ranch portfolio. Higher levels of delinquencies are generally observed at the end of the first and third quarters of each year, corresponding to the annual (January 1st) and semi-annual (January 1st and July 1st) payment characteristics of most Farm & Ranch loans. Farmer Mac recorded net releases of $0.7 million to the allowance for losses during the three months ended June 30, 2013, compared to net provisions of $0.2 million for the same period in June 30, 2012. The releases of losses in second quarter 2013 were primarily attributable to the release of specific reserves for two loans that paid off during the quarter.
When analyzing the overall risk profile of its portfolio, Farmer Mac takes into account more than the Farm & Ranch loan delinquency percentages provided above. Total business volume also includes AgVantage securities and rural utilities loans, neither of which have any delinquencies, and USDA Guaranteed Securities, which are backed by the full faith and credit of the United States. Across Farmer Mac's three lines of business, 90-day delinquencies represented 0.25 percent of total volume as of June 30, 2013, compared to 0.26 percent as of December 31, 2012 and 0.38 percent as of June 30, 2012.
The agricultural sector remained profitable across a variety of industries through 2012 and the first half of 2013. The drought conditions that adversely affected many corn and other feed grain producers during 2012 have continued to have no measurable impact on the credit quality of Farmer Mac's portfolio as of the end of second quarter 2013. Farmer Mac continues to monitor for any lingering effects of the drought on agricultural producers, particularly for industries that rely on feed grains as an input to production, such as livestock and ethanol producers. The areas primarily affected by the drought in 2012 have benefited from improved moisture conditions recently. This improvement, combined with the increased number of acres intended to be planted in 2013, as reported by the USDA, has resulted in a reduction of grain prices, relieving some cost pressure for those commodity groups directly affected by the price of grains.
Capital and Liquidity
Farmer Mac is required to hold capital at the higher of its statutory minimum capital requirement and the amount required by the risk-based capital stress test prescribed by Farm Credit Administration (FCA) regulations. As of June 30, 2013, Farmer Mac's core capital totaled $563.6 million and exceeded its statutory minimum capital requirement of $384.5 million by $179.1 million. As of June 30, 2013, Farmer Mac's risk-based capital stress test generated a risk-based capital requirement of $123.6 million. Farmer Mac's regulatory capital of $577.1 million exceeded that amount by approximately $453.5 million.
As prescribed by FCA regulations, Farmer Mac is required to maintain a minimum of 60 days of liquidity. As of June 30, 2013, Farmer Mac had 178 days of liquidity, as calculated in accordance with FCA regulations.

Reconciliation of Core and GAAP Earnings
Farmer Mac uses core earnings, a non-GAAP financial measure, to measure corporate economic performance and develop financial plans because, in management's view, core earnings is a useful alternative measure in understanding Farmer Mac's economic performance, transaction economics, and business trends. Core earnings differs from GAAP net income by excluding the effects of fair value accounting guidance, which are not expected to have a cumulative net impact on GAAP earnings if the financial instruments are held to maturity, as is generally expected. Core earnings also differs from GAAP net income by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of Farmer Mac's core business. This non-GAAP financial measure may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of this non-GAAP measure is intended to supplement GAAP information and not to replace it.
A reconciliation of Farmer Mac's GAAP net income attributable to common stockholders to core earnings is presented in the following table.

Reconciliation of GAAP Net Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended
	June 30, 2013	June 30, 2012
	(in thousands, except per share amounts)
GAAP net income/(loss) attributable to common stockholders	$27,745	$(4,291)
Less the after-tax effects of:
Unrealized gains/(losses) on financial derivatives and hedging activities	11,021	(14,035)
Unrealized losses on trading assets	(212)	(2,006)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(564)	(901)
Net effects of settlements on agency forward contracts	955	(250)
Sub-total	11,200	(17,192)
Core earnings	$16,545	$12,901

Core earnings per share:
Basic	$1.53	$1.23
Diluted	1.48	1.17
More complete information about Farmer Mac's performance for second quarter 2013 is set forth in Farmer Mac's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 filed earlier today with the Securities and Exchange Commission (SEC).

Forward-Looking Statements
In addition to historical information, this release includes forward-looking statements that reflect management's current expectations for Farmer Mac's future financial results, business prospects, and business developments. Management's expectations for Farmer Mac's future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties. Various factors or events could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements, including uncertainties regarding: (1) the availability to Farmer Mac and Farmer Mac II LLC of debt financing and, if available, the reasonableness of rates and terms; (2) legislative or regulatory developments that could affect Farmer Mac or its sources of business, including but not limited to developments related to agricultural policies and programs contained in the current Farm Bill (the Food, Conservation, and Energy Act of 2008), which is currently scheduled to expire in September 2013, reduced funding for agricultural policies and programs as a result of federal budget cuts, such as programs affecting USDA-guaranteed loans or agricultural inspection, or changes in policies related to renewable fuel standards and the use of ethanol as a blending agent; (3) fluctuations in the fair value of assets held by Farmer Mac and Farmer Mac II LLC; (4) the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac credit products and the Farmer Mac secondary market; (5) the general rate of growth in agricultural mortgage and rural utilities indebtedness; (6) the impact of economic conditions, including the effects of weather-related conditions and fluctuations in agricultural real estate values, on agricultural mortgage lending and borrower repayment capacity; (7) developments in the financial markets, including possible investor, analyst, and rating agency reactions to events involving GSEs, including Farmer Mac; (8) changes in the level and direction of interest rates, which could among other things affect the value of collateral securing Farmer Mac's agricultural mortgage loan assets; and (9) volatility in commodity prices and/or export demand for U.S. agricultural products. Other risk factors are discussed in Farmer Mac's Annual Report on Form 10‑K for the year ended December 31, 2012, as filed with the SEC on March 18, 2013, and in Farmer Mac's Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, as filed with the SEC earlier today. In light of these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release.  The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as otherwise mandated by the SEC.
Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to help increase the availability of credit in rural America through the operation of a secondary market for eligible loans to agricultural and rural borrowers. Farmer Mac's Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac (as well as the Annual Report on Form 10-K and Quarterly Report on Form 10-Q referenced above) is available on Farmer Mac's website at www.farmermac.com. Farmer Mac II LLC is a subsidiary of Farmer Mac that operates the USDA Guarantees line of business of purchasing and holding USDA-guaranteed loans. Additional information about Farmer Mac II LLC is available on its website at www.farmermac2.com.
The conference call to discuss Farmer Mac's second quarter 2013 financial results and Form 10-Q will be webcast on Farmer Mac's website beginning at 11:00 a.m. eastern time on Friday, August 9, 2013. An audio recording of that call will be available on Farmer Mac's website for two weeks after the call is concluded.

* * * *

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30, 2013	December 31, 2012
	(in thousands)
Cash and cash equivalents	$650,723	$785,564
Investment securities	2,456,916	2,499,629
Farmer Mac Guaranteed Securities	5,058,853	4,766,258
USDA Guaranteed Securities	1,617,356	1,590,783
Loans:
Loans	2,397,485	2,177,550
Loans held in consolidated trusts	559,048	563,575
Allowance for loan losses	(7,368)	(11,351)
Total loans, net of allowance	2,949,165	2,729,774
Other assets	202,938	250,193
Total Assets	$12,935,951	$12,622,201
Notes Payable:
Due within one year	$6,785,164	$6,567,366
Due after one year	5,173,667	5,034,739
Total notes payable	11,958,831	11,602,105
Debt securities of consolidated trusts held by third parties	168,488	167,621
Reserve for losses	6,110	5,539
Other liabilities	200,201	253,974
Total Liabilities	12,333,630	12,029,239
Preferred stock	58,333	57,578
Common stock	10,824	10,702
Additional paid-in capital	109,001	106,617
Accumulated other comprehensive income	38,721	73,969
Retained earnings	143,589	102,243
Non-controlling interest - preferred stock	241,853	241,853
Total Equity	602,321	592,962
Total Liabilities and Equity	$12,935,951	$12,622,201

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
	(in thousands, except per share amounts)
Interest income:
Net interest income	$28,161	$34,617	$56,531	$68,825
Release of loan losses	529	1,220	99	800
Net interest income after provision for loan losses	28,690	35,837	56,630	69,625
Non-interest income/(loss):
Guarantee and commitment fees	6,759	6,064	13,371	11,994
Gains/(losses) on financial derivatives and hedging activities	14,983	(31,292)	19,477	(24,892)
Losses on trading assets	(327)	(3,086)	(117)	(1,987)
Gains on sale of available-for-sale investment securities	3,071	—	3,073	28
Gains on sale of real estate owned	1,124	262	1,171	262
Other income	873	771	1,953	1,492
Non-interest income/(loss)	26,483	(27,281)	38,928	(13,103)
Non-interest expense:
Compensation and employee benefits	4,571	4,574	9,269	9,059
General and administrative	2,715	2,664	5,632	5,422
(Release of)/provision for losses	(175)	1,394	571	1,424
Other non-interest expense	853	577	1,573	1,146
Non-interest expense	7,964	9,209	17,045	17,051
Income/(loss) before income taxes	47,209	(653)	78,513	39,471
Income tax expense/(benefit)	13,036	(2,629)	21,752	9,025
Net income	34,173	1,976	56,761	30,446
Less: Net income attributable to non-controlling interest - preferred stock dividends	(5,547)	(5,547)	(11,094)	(11,094)
Net income/(loss) attributable to Farmer Mac	28,626	(3,571)	45,667	19,352
Preferred stock dividends	(881)	(720)	(1,732)	(1,440)
Net income/(loss) attributable to common stockholders	$27,745	$(4,291)	$43,935	$17,912

Earnings/(loss) per common share and dividends:
Basic earnings/(loss) per common share	$2.57	$(0.41)	$4.08	$1.72
Diluted earnings/(loss) per common share	$2.48	$(0.41)	$3.93	$1.63
Common stock dividends per common share	$0.12	$0.10	$0.24	$0.20

The following table sets forth information regarding outstanding volume in each of Farmer Mac's three lines of business as of the dates indicated:

Outstanding Balance of Loans, Loans Underlying Farmer Mac
Guaranteed Securities and LTSPCs, and USDA Guaranteed Securities
	June 30, 2013	December 31, 2012
	(in thousands)
On-balance sheet:
Farm & Ranch:
Loans	$1,712,902	$1,519,415
Loans held in trusts:
Beneficial interests owned by Farmer Mac	—	39
Beneficial interests owned by third party investors	164,056	160,397
Farmer Mac Guaranteed Securities - AgVantage	3,438,000	3,339,200
USDA Guarantees:
USDA Guaranteed Securities	1,618,860	1,559,683
Farmer Mac Guaranteed Securities	25,339	26,238
Rural Utilities:
Loans	688,153	663,097
Loans held in trusts:
Beneficial interests owned by Farmer Mac	361,767	368,848
Farmer Mac Guaranteed Securities - AgVantage	1,540,271	1,298,506
Total on-balance sheet	$9,549,348	$8,935,423
Off-balance sheet:
Farm & Ranch:
Farmer Mac Guaranteed Securities - AgVantage	$970,000	$970,000
LTSPCs	2,213,462	2,156,068
Farmer Mac Guaranteed Securities	827,069	911,370
USDA Guarantees:
Farmer Mac Guaranteed Securities	22,971	29,658
Rural Utilities:
Farmer Mac Guaranteed Securities - AgVantage	12,668	12,669
Total off-balance sheet	$4,046,170	$4,079,765
Total	$13,595,518	$13,015,188

The following table presents the quarterly net effective spread by business segment for second quarter 2013 and the previous eight quarters:

	Net Effective Spread by Business Segment
	Farm & Ranch		USDA Guarantees		Rural Utilities		Corporate		Net Effective Spread
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
For the quarter ended:
June 30, 2013	$16,325	1.30%	$2,738	0.68%	$3,033	0.46%	$3,967	0.58%	$26,063	0.87%
March 31, 2013	16,049	1.32%	2,933	0.73%	3,014	0.51%	4,267	0.59%	26,263	0.90%
December 31, 2012	16,133	1.36%	2,869	0.74%	3,155	0.55%	4,303	0.56%	26,460	0.91%
September 30, 2012	16,839	1.46%	2,830	0.73%	3,109	0.57%	4,478	0.57%	27,256	0.95%
June 30, 2012	16,749	1.54%	2,790	0.74%	3,006	0.55%	4,664	0.64%	27,209	0.99%
March 31, 2012	14,874	1.45%	2,766	0.75%	3,177	0.54%	4,815	0.66%	25,632	0.94%
December 31, 2011	15,442	1.57%	2,693	0.74%	3,152	0.54%	4,735	0.71%	26,022	1.00%
September 30, 2011	13,542	1.52%	2,705	0.77%	3,046	0.53%	3,472	0.55%	22,765	0.93%
June 30, 2011	11,318	1.65%	2,724	0.79%	3,087	0.54%	3,860	0.62%	20,989	0.95%

The following table presents core earnings reconciled to GAAP net income/(loss) available to common stockholders for the first half of 2013 and each of the quarters in 2012 and the second half of 2011:

Core Earnings by Quarter Ended
	June 2013	March 2013	December 2012	September 2012	June 2012	March 2012	December 2011	September 2011	June 2011
	(in thousands)
Revenues:
Net effective spread	$26,063	$26,263	$26,460	$27,256	$27,209	$25,632	$26,022	$22,765	$20,989
Guarantee and commitment fees	6,954	6,792	6,764	6,591	6,607	6,660	6,740	6,930	7,159
Other	3,274	187	393	384	(294)	18	55	(680)	46
Total revenues	36,291	33,242	33,617	34,231	33,522	32,310	32,817	29,015	28,194

Credit related expenses:
Provisions for/(release of) losses	(704)	1,176	1,157	94	174	450	(118)	(801)	(775)
REO operating expenses	259	126	47	66	15	6	82	142	231
(Gains)/losses on sale of REO	(1,124)	(47)	(629)	13	(262)	—	(254)	4	(627)
Total credit related expenses	(1,569)	1,255	575	173	(73)	456	(290)	(655)	(1,171)

Operating expenses:
Compensation & employee benefits	4,571	4,698	5,752	4,375	4,574	4,485	3,916	4,805	4,666
General & Administrative	2,715	2,917	2,913	2,788	2,664	2,758	2,315	2,505	2,656
Regulatory fees	594	594	594	562	562	563	563	550	573
Total operating expenses	7,880	8,209	9,259	7,725	7,800	7,806	6,794	7,860	7,895

Net earnings	29,980	23,777	23,783	26,333	25,795	24,048	26,313	21,810	21,470
Income taxes	7,007	6,081	5,914	6,682	6,627	6,028	7,471	4,316	5,162
Non-controlling interest	5,547	5,547	5,546	5,547	5,547	5,547	5,546	5,547	5,547
Preferred stock dividends	881	851	720	719	720	720	720	719	720
Core earnings	$16,545	$11,298	$11,603	$13,385	$12,901	$11,753	$12,576	$11,228	$10,041

Reconciling items (after-tax effects):
Unrealized gains/(losses) on financial derivatives and hedging activities	11,021	5,712	4,719	3,456	(14,035)	10,185	386	(35,857)	(4,439)
Unrealized gains/(losses) on trading assets	(212)	136	1,778	(286)	(2,006)	714	2,476	(2,361)	1,280
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(564)	(618)	(4,534)	(873)	(901)	(958)	(1,875)	(1,154)	(963)
Net effects of settlements on agency forwards	955	(338)	(102)	699	(250)	509	(240)	(1,291)	(647)
Lower of cost or fair value adjustments on loans held for sale	—	—	(3,863)	—	—	—	—	6,403	(102)
GAAP net income/(loss) attributable to common stockholders	$27,745	$16,190	$9,601	$16,381	$(4,291)	$22,203	$13,323	$(23,032)	$5,170